Exhibit 99.1

MATTEL NAMES YNON KREIZ AS CHIEF EXECUTIVE OFFICER, EFFECTIVE APRIL 26, 2018

Kreiz Will Also Become Chairman, as Previously Announced,
Effective Upon His Election at 2018 Annual Meeting of Stockholders

Margo Georgiadis to Step Down to Pursue New Opportunity

Kreiz Will Join Georgiadis On Q1 Earnings Call Scheduled for April 26, 2018

EL SEGUNDO, CA – April 19, 2018 – Mattel, Inc. (NASDAQ: MAT) today announced that the Board of Directors has named Ynon Kreiz, a Mattel director since June 2017, as Chief Executive Officer effective April 26, 2018. Margo Georgiadis, who became Mattel’s CEO in February 2017, has informed the Board of her decision to step down from her executive and Board roles to pursue a new opportunity in the technology sector. Ms. Georgiadis will serve in an advisory role at Mattel through May 10, 2018 to ensure a smooth transition.

As previously announced, Mr. Kreiz also will become Chairman of the Board, effective upon his election at the 2018 Annual Meeting of Stockholders, scheduled for May 17, 2018. Mr. Kreiz succeeds Christopher A. Sinclair, the Executive Chairman and former CEO of Mattel who, on June 13, 2017, announced his intention to retire at the 2018 Annual Meeting.

“Ynon has tremendous expertise across areas critical to our strategy, including digital, media and entertainment, and we have already benefitted from that experience and his compelling vision for the company since he became a director,” said Mr. Sinclair. “Ynon has excelled at anticipating industry trends and brings an outstanding track record of innovation and success, with over 20 years of experience in the media and entertainment industries, including particularly deep experience in children’s entertainment. We are pleased he has agreed to take on this new role and are confident he and Margo will ensure a seamless transition given their strong relationship.”

Sinclair added, “On behalf of the Board and management team, we thank Margo for her service and many contributions to Mattel. We wish her the best in her future endeavors.”

Said Mr. Kreiz, “Mattel is an iconic company with many of the world’s most beloved brands and greatest toy franchises. I am excited by the opportunity to lead the company towards its next phase of transformation and restore Mattel to a high performing toy company. While the company has been facing significant challenges, we have achieved constructive progress in many key areas. I am committed to building on our existing strategy as we continue to aggressively implement our transformation plan. Since joining the Board in June 2017, I’ve been impressed with the quality and depth of the team across the organization. I look forward to working together to fulfill Mattel’s long term potential and unlock the full value of its world class IP.”

Kreiz continued, “I would like to thank Margo for her exceptional contribution to reset the company for the future and I am grateful for the time we spent together at Mattel.”

Said Ms. Georgiadis, “We have made strong progress in addressing the critical structural challenges facing Mattel, and I know Ynon is committed to building on that progress alongside our talented leadership team. It has been a privilege to lead such an iconic company at an important time of change, and I want to thank the amazing people at Mattel for their tireless commitment to inspiring wonder in kids across the world. I am proud of what we accomplished together and confident in Mattel’s path forward.”

Ynon Kreiz

Mr. Kreiz is the former Chairman and CEO of Maker Studios, Inc., a global digital media and content network company, which was acquired by The Walt Disney Company in 2014. He previously served as Chairman and CEO of Endemol Group, one of the world’s largest independent television production companies, with local operations in more than 30 countries. Prior to that, Mr. Kreiz was a General Partner at venture capital firm Balderton Capital (formerly Benchmark Capital Europe), one of the leading early stage investors in Europe.

Earlier in his career, Mr. Kreiz co-founded and served as Chairman and CEO of Fox Kids Europe N.V. (FKE), a leading children’s entertainment company with pay-TV channels in over 50 countries across Europe and the Middle East. FKE was listed on the Euronext Stock Exchange in Amsterdam in 1999 and the majority shareholding was acquired by The Walt Disney Company in 2002. Mr. Kreiz serves on the Board of Directors of Warner Music Group Corp. and is also a member of the Board of Advisors of the Anderson Graduate School of Management at UCLA. He has a bachelor’s degree in Economics and Management from Tel Aviv University, and an MBA from UCLA’s Anderson Graduate School of Management.

Q1 Financial Results

As previously announced, the company plans to release its first quarter 2018 financial results on April 26, 2018 at approximately 4:05 p.m. Eastern time. Following this, Mattel executives, including Ms. Georgiadis, Mr. Kreiz, CFO Joe Euteneuer and President and COO Richard Dickson, will host a conference call and webcast at 5:00 p.m. Eastern time.

Forward-Looking Statements

This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “expects,” “intends,” “plans,” “confident that” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic and other information, and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: (i) the risks inherent in any CEO succession, including the time required to fully integrate Mr. Kreiz into the Company’s operations and (ii) other risks and uncertainties as may be described in Mattel’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

About Mattel

Mattel is a global learning, development and play company that inspires the next generation of kids to shape a brighter tomorrow. Through our portfolio of iconic consumer brands, including American Girl®, Barbie®, Fisher-Price®, Hot Wheels® and Thomas & Friends®, we create systems of play, content and experiences that help kids unlock their full potential. Mattel also creates inspiring and innovative products in collaboration with leading entertainment and technology companies as well as other partners. With a global workforce of approximately 28,000 people, Mattel operates in 40 countries and territories and sells products in more than 150 nations. Visit us online at www.mattel.com.

Contacts:

News Media Alex Clark 310-252-6397 alex.clark@mattel.com	Securities Analysts Whitney Steininger 310-252-2703 whitney.steininger@mattel.com

MAT-FIN MAT-CORP

3